Exhibit 99.1

Glen Ellyn, Illinois

January 31, 2007

Company Release

COMMUNITY FINANCIAL SHARES, INC.

ANNOUNCES YEAR END 2006 OPERATING RESULTS

Scott W. Hamer, Chief Executive Officer of Community Financial Shares, Inc. (OTC: CFIS.PK) (the “Company”) the holding company for Community Bank of Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the Company for the year ended December 31, 2006 of $2.2 million, compared to $2.0 million for the year ended December 31, 2005. For the year ended December 31, 2006 basic and diluted earnings per share both totaled $1.59. This represents an increase of 6.7% and 7.4%, from $1.49 and $1.48, respectively for the prior year. Earnings per share information for 2006 and 2005 have been adjusted to reflect the 2-for-1 stock split effective December 27, 2006.

Total assets at December 31, 2006 were $271.7 million, which represents an increase of $4.2 million, or 1.6%, compared to $267.5 million at December 31, 2005. The increase in total assets was the result of increases in loans receivable of $7.2 million, or 3.7%, to $199.8 million at December 31, 2006 from $192.7 million at December 31, 2005, cash and cash equivalents, which increased $2.8 million, or 36.4%, to $10.6 million at December 31, 2006 from $7.8 million at December 31, 2005, and premises and equipment, net which increased $2.0 million, or 17.2%, to $13.5 million at December 31, 2006 from $11.6 million at December 31, 2005. The increase in premises and equipment is primarily due to the Company’s purchase of land in Wheaton, Illinois for its fourth location. This full service location is anticipated to open in the fall of 2007. These increases were partially offset by decreases in investment securities of $3.0 million, or 7.8%, to $34.9 million at December 31, 2006 from $37.9 million at December 31, 2005 and Federal Home Loan Bank Stock of $5.3 million, or 49.8%, to $5.4 million at December 31, 2006 from $10.7 million at December 31, 2005. The loan growth was partially funded by an increase in deposits. Deposits increased $5.0 million, or 2.2% to $234.7 million at December 31, 2006 from $229.7 million at December 31, 2005. Borrowed money, consisting of FHLB advances and overnight borrowings, decreased by $3.0 million, or 22.2%, to $10.5 million at December 31, 2006 from $13.5 million at December 31, 2005.

Stockholders’ equity increased $2.1 million, or 11.4% to $20.6 million at December 31, 2006 from $18.5 million at December 31, 2005. The increase in stockholders’ equity was primarily the result of the Company’s net income for the year ended December 31, 2006 and an increase in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio, these increases were partially offset by dividends paid. As of December 31, 2006 there were 1,375,228 shares of common stock outstanding, resulting in a book value of $14.96.

Net interest income before provision for loan losses increased $411,000, or 4.4%, to $9.7 million for the year ended December 31, 2006 as compared to $9.3 million for the prior year period.

The provision for loan losses decreased $100,000, or 37.7%, to $165,000 for the year ended December 31, 2006 from $265,000 for the prior year end period. The decrease in the provision for loan losses is primarily the result of an adjustment based on management’s quarterly analysis of the allowance for loan loss.

Noninterest income decreased $29,000 to $1.3 million for the year ended December 31, 2006. The decrease is primarily due to a decrease of $48,000 in mortgage origination fees. The decrease in these fees is the result of rising interest rates, which caused a reduced number of mortgage loans originated for other investors. This decrease was partially offset by an increase in debit card transaction fees of approximately $15,000.

Noninterest expense increased by $296,000, or 4.0%, to $7.8 million for the year ended December 31, 2006 over the prior year end period. Of this increase, $201,000 was directly related to compensation and benefits and $104,000 was related to occupancy expense. The increase in compensation and benefits expense was the result of annual merit increases, increased health insurance costs and employee recruitment costs. The increase in occupancy expense was the result of realizing the effect of the County Farm facility for a full year in 2006. This location was opened in March 2005.

On January 17, 2007, the board of directors approved a $0.06 per share dividend. The cash dividend will be paid on February 9, 2007 to shareholders of record on January 28, 2007.

On October 18, 2006, the Board of Directors approved a two-for-one stock split. Additionally, on November 29, 2006 the Company held a special meeting of stockholders where it was approved to amend the Company’s certificate of incorporation increasing the number of authorized shares of common stock from 900,000 to 5,000,000. The stock split was distributed on December 27, 2006 to shareholders of record at the close of business on December 11, 2006.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $271.7 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn maintains three full service offices in Glen Ellyn and Wheaton. A new Community Bank office is planned for the fall of 2007 on the north side of Wheaton, Illinois,

For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company’s stock can be found at www.pinksheets.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.